Exhibit 10.03

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

NEXSTAR BROADCASTING, INC.

AND

JEWELL TELEVISION CORPORATION

Dated as of May 21, 2004

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Singular/Plural; Gender	9

ARTICLE II PURCHASE AND SALE		9
2.1	Purchase and Sale	9
2.2	Payment of Purchase Price	9
2.3	Closing Date Deliveries	9
2.4	Proration; Adjustments to Purchase Price	10
2.5	Taxes	12
2.6	Risk of Loss	12
2.7	[Intentionally Deleted]	12
2.8	Access	12
2.9	Accounts Receivable	13
2.10	Accounts Payable	14
2.11	Noncompete Agreement	14

ARTICLE III GOVERNMENTAL APPROVALS AND CONTROL OF STATION		14
3.1	FCC Consent	14
3.2	Control Prior to Closing	14
3.3	Governmental Approvals	14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		15
4.1	Organization	15
4.2	Authorization; Enforceability	15
4.3	Absence of Conflicting Agreements	15
4.4	Purchased Assets	16
4.5	Title to Purchased Assets; Liens and Encumbrances	16
4.6	Equipment	16
4.7	The Contracts	16
4.8	Intangible Property	17
4.9	Real Property	17
4.10	The Leases	18
4.11	Financial Statements and Interim Financial Statements	19
4.12	No Changes	19
4.13	No Litigation; Labor Disputes; Compliance with Laws	20
4.14	Taxes	20
4.15	Governmental Authorizations	21
4.16	Compliance with FCC Requirements	21
4.17	Insurance	22
4.18	Brokers	22
4.19	Employees	22
4.20	Employee Benefit Plans	22
4.21	Environmental Compliance	23

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4.22	Affiliation Agreement	24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		24
5.1	Organization	24
5.2	Authorization; Enforceability	24
5.3	Absence of Conflicting Laws and Agreements	24
5.4	Brokers	24
5.5	Absence of Litigation	25
5.6	Qualifications of Buyer	25

ARTICLE VI CERTAIN MATTERS PENDING THE CLOSING		25
6.1	Notice of Adverse Changes	25
6.2	Operations Pending Closing	25
6.3	FCC Reports	26
6.4	Consents	26
6.5	Cooperation; Reasonable Efforts; Release	26
6.6	Tax Returns and Payments	26
6.7	Release of Liens	27
6.8	Public Announcement	27
6.9	Exclusivity	27
6.10	Real Estate Matters	27
6.11	Access and Information	28
6.12	Certain Operating Events	28

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER		28
7.1	Compliance with Agreement	28
7.2	Representations and Warranties	28
7.3	Deliveries at Closing	29
7.4	Other Documents	29
7.5	Required Approvals and Consent	29
7.6	Absence of Investigations and Proceedings	29
7.7	FCC Consent	29
7.8	Licenses	29
7.9	Release of Liens	29

ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		29
8.1	Compliance with Agreement	29
8.2	Representations and Warranties	30
8.3	Deliveries at Closing	30
8.4	Other Documents	30
8.5	Absence of Investigations and Proceedings	30
8.6	Governmental Consents	30

ARTICLE IX INDEMNIFICATION		30
9.1	Survival of Representations and Warranties	30

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9.2	Indemnification by Seller	31
9.3	Indemnification by Buyer	31
9.4	Indemnification Procedures	32
9.5	Remedies	33
9.6	Certain Limitations of Liability	34
9.7	Determination of Loss and Amount	34
9.8	Survival	34

ARTICLE X FURTHER AGREEMENTS		34
10.1	Event of Loss	34
10.2	Station Employees	34
10.3	Bulk Transfer	35
10.4	Non-Solicitation	35
10.5	Rescission of Agreement	35

ARTICLE XI TERMINATION; MISCELLANEOUS		36
11.1	Termination	36
11.2	Rights on Termination; Waiver	37
11.3	Further Assurances	37
11.4	Survival	37
11.5	Entire Agreement; Amendment; Waivers	38
11.6	Expenses	38
11.7	Benefit; Assignment	38
11.8	Confidentiality	38
11.9	Notices	40
11.10	Counterparts; Headings	40
11.11	Income Tax Position	40
11.12	Severability	40
11.13	No Reliance	41
11.14	Judicial Interpretation	41
11.15	Saturdays, Sundays and Legal Holidays	41
11.16	Governing Law	41

EXHIBITS

Assumption Agreement	Exhibit A
Bill of Sale and Assignment	Exhibit B
Buyer’s Closing Certificate	Exhibit C
Buyer’s Performance Certificate	Exhibit D
Assignment and Assumption of Contracts	Exhibit E
Assignment and Assumption of Leases	Exhibit F
Seller’s Closing Certificate	Exhibit G
Seller’s Performance Certificate	Exhibit H
Noncompete Agreement	Exhibit I

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SCHEDULES

1.1	Assumed Liabilities
1.2	Contracts
1.3	Copyrights
1.4	Equipment
1.5	Leases
1.6	Licenses
1.7	Motor Vehicles
1.8	Permitted Liens
1.9	Real Property
1.10	Retained Assets
1.11	Trademarks
4.3	Required Consents
4.4	Purchased Assets Exceptions
4.5	Title Exceptions
4.7	Contract Exceptions
4.8	Intangible Property Exceptions
4.9	Real Property Exceptions
4.10	Lease Exceptions and Finance Leases
4.11(a)	Financial Statements
4.11(b)	Interim Financial Statements
4.12	Changes
4.13	Litigation
4.14	Tax Exceptions
4.15	FCC License Exceptions
4.16	FCC Equipment Exceptions
4.19	Employees
4.20	Employee Benefit Plans
4.21	Environmental Exceptions
5.6	Qualification of Buyer
6.12	Certain Operating Events
7.5	Required Approvals and Consents

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made this 21st day of May, 2004, by and between Jewell Television Corporation, a Texas corporation (“Seller”), and Nexstar Broadcasting, Inc., a Delaware corporation (“Buyer”).

R E C I T A L S:

A. The Seller owns all of the assets of commercial television broadcast station KLST (TV), San Angelo, Texas (the “Station”), including certain licenses, permits and authorizations issued by the FCC.

B. Seller is willing to sell to Buyer and Buyer is willing to purchase from Seller, substantially all of the assets, business, properties and rights of Seller related to the conduct of the Station, other than the Retained Assets, on the terms and subject to the conditions set forth herein.

C. Seller and Buyer are entering into a Time Brokerage Agreement (the “TBA”) simultaneously with the execution and delivery of this Agreement pursuant to which Buyer will provide programming to the Station and sell advertising time related to such programming, and Seller will air such programming and advertising, subject to the terms of the TBA.

NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Except as specified otherwise, when used in this Agreement, the following terms shall have the meanings specified:

“Accounts Payable” shall mean all accounts payable of Seller (other than Tradeout Payables) related to the Station as of any date or time of determination as determined in accordance with generally accepted accounting principles and Section 2.4;

“Accounts Receivable” shall mean all accounts receivable of Seller (other than Tradeout Receivables) related to the Station as of any date or time of determination as determined in accordance with generally accepted accounting principles and Section 2.4;

“Adjustment Amount” shall have the meaning set forth in Section 2.4(d);

“Adjustment List” shall have the meaning set forth in Section 2.4(d);

“Adjustment Time” shall have the meaning set forth in Section 2.4(a);

“Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise except that, with respect to Seller, Affiliate shall also mean T. E. Kimbell, Joy W. Kimbell, and Lewis M. Kimbell, III;

“Affiliation Agreement” shall mean the network affiliation agreement by and between CBS and Seller, dated as of September 1, 1995, as amended on August 28, 2002, as amended and supplemented;

“Agreement” shall mean this Asset Purchase Agreement, together with the Schedules and the Exhibits attached hereto, as the same shall be amended from time to time in accordance with the terms hereof;

“Assumed Contract” shall mean any Contract described in clause (b) of the definition of the term “Assumed Liabilities”;

“Assumed Liabilities” shall mean (a) the liabilities of Seller, if any, listed on Schedule 1.1; (b) the obligations of Seller under (i) the Contracts listed on Schedule 1.2, (ii) Contracts not required pursuant to Section 4.7 to be listed on Schedule 1.2 (other than Contracts described in clauses (iii) and (iv) of Section 4.7(a)), (iii) Contracts entered into after the date hereof and prior to the Closing Date in accordance with this Agreement, and (iv) the Leases, in each case to the extent such obligations arise from and accrue with respect to the operation of the Station after the Closing Date, and in each case except those Contracts and Leases, if any, included in the Retained Assets; (c) the liabilities, obligations and claims resulting from the operation of the Station following the Adjustment Time; and (d) liabilities under Permitted Liens; provided that, Assumed Liabilities shall not include, without limitation, (A) liabilities of Seller arising out of any facts, circumstances or actions that constitute a misrepresentation or breach of any warranty or covenant by Seller made in this Agreement or the TBA, (B) the Seller’s obligations under this Agreement or the TBA, (C) liabilities arising out of the termination of employees of the Station prior to the Adjustment Time, (D) any indebtedness for borrowed money of the Seller, (E) all taxes of Seller that result from or have accrued in connection with the operation of the Station prior to the Closing and any income taxes incurred by the Seller during the period of operations under the TBA, (F) any liabilities of Seller resulting from, or arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, claim or lawsuit relating to the period prior to the Adjustment Time, (G) the liabilities of Seller for the accrued vacation of its employees, (H) severance liabilities with respect to terminated employees as described in Section 10.2, (I) the Pre-TBA Payables, and (J) all liabilities related to any Plan or Benefit Arrangement, including without limitation, any Station Employee Benefit Plan;

“Assumption Agreement” shall mean an instrument in the form of Exhibit “A” attached hereto by which the Assumed Liabilities shall be assumed by Buyer;

“Benefit Arrangements” shall mean a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit

(including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan;

“Bill of Sale and Assignment” shall mean an instrument in the form of Exhibit “B” attached hereto, by which Seller shall convey to Buyer title to the Customer Lists, the Equipment, the Intangible Property, the Licenses, the Miscellaneous Assets, the Motor Vehicles, the Records and the Trade Secrets;

“Buyer’s Closing Certificate” shall mean the certificate of Buyer in the form of Exhibit “C” attached hereto;

“Buyer’s Performance Certificate” shall mean the certificate of Buyer in the form of Exhibit “D” attached hereto;

“Cash” shall mean all moneys of Seller, whether in the form of cash, cash equivalents, marketable securities, short-term investments or deposits in bank or other financial institution accounts of any kind;

“Closing” shall mean the conference to be held at 10:00 a.m., New York, New York time on the Closing Date at such place as the parties may mutually agree to in writing, at which time the transactions contemplated by this Agreement shall be consummated;

“Closing Date” shall mean the date on which the Closing occurs which shall be (a) December 20, 2004 or such later date which is 10 days after the date on which the FCC Consent is granted, or (b) such other date as Buyer and Seller may agree upon in writing. The Closing shall be deemed effective as of 12:01 a.m., San Angelo, Texas time, on the Closing Date;

“Code” shall mean the Internal Revenue Code of 1986, as amended;

“Communications Act” means the Communications Act of 1934, as amended, together with the rules and published policies of the FCC;

“Contract Assignment” shall mean the Assignment and Assumption of Contracts, in the form of Exhibit “E” attached hereto, by which Seller shall assign the Assumed Contracts to Buyer and Buyer shall assume the Assumed Liabilities arising under such Contracts;

“Contracts” shall mean those agreements (other than those included in the Retained Assets and other than the Leases) under which the business of the Station is conducted by Seller, whether written, oral or implied, including all contractual obligations incurred by Seller for the Program Rights, including without limitation those agreements listed on Schedule 1.2;

“Copyrights” shall mean all rights of Seller to copyrights and copyright applications related to the Station, including without limitation those items described on Schedule 1.3;

“Customer Lists” shall mean all lists, documents, written information and computer tapes and programs and other computer readable media used by or in Seller’s possession concerning past, present and potential purchasers of advertising or services from the Station;

“Environmental Condition” means the presence of Hazardous Materials in the environment or building materials, the release of Hazardous Materials to the environment, or the disposal of wastes to land-based storage or disposal facilities (such as landfills), whether at the Purchased Assets or otherwise, including any migration of Hazardous Materials through air, soil, surface water, groundwater or sediments at, to or from the Assets or at, to or from any Off-Site Location.

“Environmental Laws” shall mean the rules and regulations of the FCC, the Environmental Protection Agency and any other federal, state or local government authority pertaining to human exposure to RF radiation and all applicable rules and regulations of federal, state and local laws, including statutes, regulations, ordinances, codes, and rules, as amended, relating to the discharge or removal of air pollutants, water pollutants or process waste water or hazardous or toxic substances, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Occupational Safety and Health Act of 1970, each as amended, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of the Occupational Safety and Health Administration and regulations of any state department of natural resources or state environmental protection agency, now in effect;

“Environmental Liabilities” means all claims, liabilities and damages, whether known or unknown, contingent or otherwise, arising prior to, on or after the Closing Date, resulting or arising from or related to: (i) any violation or alleged violation of or non-compliance with Environmental Laws, whether prior to, on or after the Closing Date, with respect to the ownership, lease, maintenance or operation of the Station or the Purchased Assets, including, but not limited to, any fines or penalties and the costs associated with correcting any such violations or non-compliance; and (ii) Environmental Conditions or exposure to Hazardous Materials at, on, in, under, adjacent to or migrating or discharged to or from the Station or Purchased Assets prior to, on or after the Closing Date, including, without limitation, loss of life, injury to persons or property (including from exposure to asbestos-containing materials), damage to natural resources, and remediation of Environmental Conditions.

“Equipment” shall mean all machinery, equipment, furniture, fixtures, furnishings, toolings, parts, blank films and tapes and other items of tangible personal property owned or leased by Seller which are used or useable in the operation of the Station, including without limitation to those items listed on Schedule 1.4;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

“Event of Loss” shall mean any loss, taking, condemnation, damage or destruction of or to any of the Purchased Assets or the Station;

“FCC” means the Federal Communications Commission;

“FCC Consent” shall mean action or actions by the FCC granting its consent to the assignment of the Licenses from Seller to Buyer;

“Final Order” shall mean an FCC Consent, with respect to which no action, request for stay, petition for rehearing or reconsideration, appeal or review by the FCC on its own motion is pending and as to which the time for filing or initiation of any such request, petition, appeal or review has expired;

“Financing Lease” shall mean any Lease that is properly characterized as a capitalized lease obligation in accordance with generally accepted accounting principles;

“Hazardous Materials” shall mean any wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws. “Hazardous Materials” includes but is not limited to polychlorinated biphenyls (PCB’s), asbestos, lead-based paints, infectious wastes, radioactive materials and wastes and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof);

“Intangible Property” shall mean: (a) the Copyrights; (b) the Trademarks; (c) the Trade Secrets; (d) all of the rights of the Seller in and to the call letters “KLST-TV,” “KLST-DT” or “KLST”; and (e) all rights of Seller in and to all slogans, phrases or logos of the Station; and (f) all goodwill associated therewith and with the Purchased Assets;

“Internet Web Sites” means all internet Domain Leases and Domain names of the Station, the unrestricted right to the use of HTML content relating to the Station located and publicly accessible from those Domain names, and the “visitor” data base for those sites;

“Knowledge of Seller” or “to the Seller’s Knowledge” shall mean, collectively, the actual knowledge of (i) T. E. Kimbell, (ii) Gordon Hay, and (iii) Roland Bigley;

“Lease Assignment” shall mean the Assignment and Assumption of Leases in the form of Exhibit “F” attached hereto, by which Seller shall assign to Buyer the Leases or in the case of Leases of Real Property, in such other form as is reasonably acceptable to the Title Company;

“Leases” shall mean those leases of Real Property and Equipment related to the Station as listed on Schedule 1.5;

“Licenses” shall mean all licenses, permits and authorizations issued by the FCC to Seller for the operation of the Station and all auxiliary facilities licensed by the FCC for operation in connection with the Station, as listed on Schedule 1.6;

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease) or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any of the Purchased Assets or the Station, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any of the Purchased Assets or the Station under the Uniform Commercial Code of the State of Texas or comparable law of any jurisdiction;

“Material Adverse Effect” shall mean a material adverse effect on the present or future business, operations, financial condition or results of operations of the Station or on the ability of Seller to perform its material obligations under this Agreement or the TBA;

“Miscellaneous Assets” shall mean all tangible and intangible assets owned by, leased by or licensed to Seller and used or useable in the operation of the Station and not otherwise specifically referred to in this Agreement, including any warranties related to any of the Purchased Assets, excepting therefrom only the Retained Assets;

“Motor Vehicles” shall mean all motor vehicles owned by Seller related to the operation of the Station including without limitation those listed on Schedule 1.7;

“Motor Vehicle Title Certificates” shall mean the official evidences of title to the Motor Vehicles;

“Noncompete Agreement” shall mean the Noncompete agreement, in the form of Exhibit “I” attached hereto;

“Off-Site Location” means any real property other than the Real Property.

“Permitted Liens” shall mean (i) Liens imposed by any governmental authority for Taxes not yet due and/or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Seller in accordance with generally accepted accounting principles; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other non-consensual Liens arising in the ordinary course of business and securing amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Seller in accordance with generally accepted accounting principles; (iii) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation; (iv) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business, and encroachments (whether or not in the ordinary course of business), which do not secure any monetary amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business thereon; and (vi) all of the exceptions reflected in Schedule 1.8 or the title insurance policies attached thereto, provided the Liens reflected in Schedule 1.8 are to be released by Closing. Schedule 1.8 also sets forth a list of the Liens described in clauses (i) and (ii) above as Liens which are being contested in good faith;

“Person” shall mean any natural person, general or limited partnership, corporation, limited liability company or other entity;

“Plan” shall mean any plan, program or arrangement, whether or not written, that is an “employee benefit plan” as such term is defined in Section 3(3) of ERISA and (i) which is established or maintained by Seller; (ii) to which Seller contributed or was obligated to contribute, to fund or provide benefits; or (iii) which provides or promises benefits to any person who performs or who has performed services for Seller and because of those services is or has been (A) a participant therein or (B) entitled to benefits thereunder;

“Pre-TBA Payables” shall mean the Accounts Payable of the Seller as of the Adjustment Time other than the Tradeout Payables;

“Pre-TBA Receivables” shall mean the Accounts Receivable of the Seller as of the Adjustment Time other than the Tradeout Receivables;

“Program Payments” shall have the meaning set forth in Section 2.4(b);

“Program Rights” shall mean all rights of Seller presently existing or obtained prior to the Closing, in accordance with this Agreement, to broadcast television programs or shows as part of the Station’s programming and for which Seller is or will be obligated to compensate the vendor of such Program Rights, including all film and program barter agreements;

“Purchased Assets” shall mean all rights of Seller in, to and under all assets used or useable in the operation of the Station, including but not limited to (a) the Contracts; (b) the Customer Lists; (c) the Equipment; (d) the Intangible Property; (e) the Leases; (f) the Licenses; (g) the Miscellaneous Assets; (h) the Motor Vehicles; (i) the Real Property; (j) the Records; (k) the Trade Secrets; and (l) Internet Web Sites; in each case, other than the Retained Assets;

“Purchase Price” shall mean the sum of Twelve Million Dollars ($12,000,000.00) adjusted pursuant to Section 2.4;

“Real Property” shall mean the real property owned in fee simple or leasehold by Seller more particularly described on Schedule 1.9, and all buildings, improvements and fixtures thereon, together with all strips and gores, rights of way, easements, privileges and appurtenances pertaining thereto, including any right, title and interest of Seller in and to any street adjoining any portion of the Real Property;

“Records” shall mean files and records, including schematics, technical information and engineering data, programming information, correspondence, books of account, employment records, customer files, purchase and sales records and correspondence, advertising records, files and literature, and FCC logs, files and records and other written materials of Seller relating to the Station other than those that are Retained Assets; provided, however, that Records shall not mean or include the articles of incorporation, certificates of formation, limited liability company agreements, bylaws, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers, seals, minute books, and other documents and records relating to the organization, maintenance and existence of Seller as limited liability companies;

“Retained Assets” shall mean (a) Cash; (b) Pre-TBA Receivables (subject to Buyer’s right to collect and use the proceeds of same as provided in Section 2.9 hereof); (c) any and all claims of Seller with respect to transactions prior to the Closing Date including, without limitation, claims for tax refunds and refunds of fees paid to the FCC, except to the extent any such item was taken into account in adjusting the Purchase Price pursuant to Section 2.4 or relates to Assumed Liabilities or the Purchased Assets; (d) all contracts of insurance entered into by Seller; (e) all rights and obligations under any agreements listed on Schedule 1.10; (f) those other assets, if any, described on Schedule 1.10; (g) all assets related to any Plan or Benefit Arrangement (including without limitation each Station Employee Benefit Plan); (h) the records and other documents described in the proviso to the definition of Records above; (i) those employment contracts relating to employees of Seller whom Buyer does not hire as provided in Section 10.2, and (j) any of the rights of Seller under this Agreement, the TBA and under any agreement or documents executed or to be executed in connection herewith or therewith or any side agreement between Seller and Buyer entered into on or after the date of this Agreement;

“Retained Liabilities” shall mean all the obligations and liabilities of Seller whether now existing or previously or hereafter incurred other than the Assumed Liabilities;

“Schedules” shall mean those schedules referenced in this Agreement which have been bound in that separate volume executed by or on behalf of the parties, and delivered concurrently with the execution of this Agreement, which schedules and volume are hereby incorporated herein and made a part hereof;

“Seller’s Closing Certificate” shall mean the certificate of Seller in the form of Exhibit “G” attached hereto;

“Seller’s Opinion of Counsel” means the legal opinion of counsel to Seller addressed to Buyer in a form reasonably acceptable to Buyer;

“Seller’s Performance Certificate” shall mean the certificate of Seller in the form of Exhibit “H” attached hereto;

“Station” shall have the meaning set forth in the Recitals;

“Station Employee Benefit Plans” shall mean any Plan or Benefit Arrangement in which any current, former or retired employee of the Seller participates;

“TBA” shall have the meaning set forth in the recitals;

“Title Company” shall mean First American Title Insurance Company, or such other title insurance company reasonably acceptable to Buyer;

“Trade Secrets” shall mean all proprietary or confidential information of Seller relating to the Station;

“Trademarks” shall mean all of those names, trademarks, service marks, jingles, slogans, logos, trademark and service mark registrations and trademark and service mark applications owned, used, held for use, licensed by or leased by Seller relating to the Station including without limitation those set forth on Schedule 1.11;

“Tradeout Agreement” shall mean any Contract pursuant to which Seller has sold or traded commercial air time of the Station in consideration for any property or services in lieu of or in addition to Cash, excluding film and program barter agreements;

“Tradeout Payables” means all obligations of Seller arising under any Tradeout Agreement, whenever made;

“Tradeout Receivables” means all current assets of Seller which are goods or services receivable by Seller arising under any Tradeout Agreement, whenever made;

“Warranty Deed” shall mean a special or limited warranty deed in a form acceptable to the Title Company pursuant to which Seller shall convey to Buyer at the Closing the Real Property owned by Seller, subject only to Permitted Liens.

1.2 Singular/Plural; Gender. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Except as specifically set forth herein, all Section and Article references are to Sections and Articles of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. At the Closing on the Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase the Purchased Assets, including all of Seller’s legal and equitable interests therein. Notwithstanding any provision of this Agreement to the contrary, Seller shall not transfer, convey or assign to Buyer, but shall retain, all of its right, title and interest in and to the Retained Assets.

2.2 Payment of Purchase Price.

(a) On the date of this Agreement, Buyer shall pay to Seller, by wire transfer in immediately available funds, the sum of One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000.00);

(b) At Closing, Buyer shall pay to Seller, by wire transfer in immediately available funds, an amount equal to the Purchase Price (as adjusted pursuant to Section 2.4 below), less the amount paid pursuant to Section 2.2(a); and

(c) At Closing, Buyer shall assume the Assumed Liabilities pursuant to the Assumption Agreement.

2.3 Closing Date Deliveries. At the Closing on the Closing Date:

(a) Seller shall deliver, or cause to be delivered to Buyer, properly executed and dated as of the Closing Date: (i) the Assumption Agreement; (ii) the Bill of Sale and Assignment; (iii) the Contract Assignment; (iv) the Lease Assignment; (v) the Motor Vehicle Title Certificates; (vi) Seller’s Closing Certificate; (vii) Seller’s Opinion of Counsel;

(viii) Seller’s Performance Certificate; (ix) the Warranty Deed; (x) a certificate of existence or good standing with respect to Seller from the Secretary of State of Texas; (xi) the Noncompete Agreement; and (xii) other documents as provided in Article VII hereof or as Buyer shall reasonably request; and

(b) In addition to the payments described in Section 2.2, Buyer shall deliver, or cause to be delivered to Seller, properly executed and dated as of the Closing Date: (i) the Assumption Agreement; (ii) the Bill of Sale and Assignment; (iii) Buyer’s Closing Certificate; (iv) Buyer’s Performance Certificate; (v) the Receipt for Motor Vehicle Title Certificates; (vi) the Contract Assignment; (vii) the Lease Assignment; (viii) Buyer’s Opinion of Counsel; (ix) a certificate of existence or good standing with respect to Buyer from the Secretaries of State of Delaware and Texas; (x) the Noncompete Agreement; and (xi) such other documents as provided in Article VIII hereof or as Seller shall reasonably request.

2.4 Proration; Adjustments to Purchase Price.

(a) For the purposes of (i) identifying the Purchased Assets, Retained Assets, Assumed Liabilities and Retained Liabilities, (ii) determining the adjustment to the Purchase Price, if any, to be made pursuant to this Section 2.4, and (iii) identifying the Pre-TBA Receivables and Pre-TBA Payables for the purpose of Section 2.9, all prepaid or deferred revenue, prepaid expenses, accrued income and accrued expenses of the Station as of 12:01 a.m., San Angelo, Texas time on June 1, 2004 (the “Adjustment Time”) shall, except as otherwise expressly provided herein, be adjusted and allocated between Seller and Buyer to reflect the principle that all revenue, income and expenses (including, without limitation, accrued liabilities for vacation pay, sick pay, compensatory pay and similar amounts, and amounts that may become payable in respect of unlicensed software, whether or not Seller’s normally accrue such amounts) arising from the operation of the Station or relating to the Purchased Assets before the Adjustment Time shall be for the account of Seller, and all revenue, income and expenses arising from the operation of the Station or relating to the Purchased Assets from and after the Adjustment Time shall be for the account of Buyer under this Agreement or the TBA. Any and all rebates which, under any agreements in effect as of the Adjustment Time, may be payable after such date to any advertiser or other user of the Station’s facilities, based in part on business, advertising or services prior to the Closing Date, shall be borne by Seller and Buyer ratably in proportion to revenues received or volume of business done by each during the applicable period. Any and all agency commissions which are subject to adjustment after the Adjustment Time based on revenue, volume of business done or services rendered in part before the Adjustment Time and in part after the Adjustment Time shall be shared by Seller, on the one hand, and Buyer, on the other hand, ratably in proportion to the revenue, volume of business done or services rendered, as the case may be, by each during the applicable period.

(b) Treatment of Program Liabilities. Notwithstanding anything to the contrary set forth in Section 2.4(a) above, as between Buyer and Seller with respect to all Contracts relating to Program Rights (“Program Contracts”):

(i) Seller will be allocated all obligations to make cash payments of license and usage fees pursuant to any Program Contract (“Program Payments”) which first becomes due and payable under the terms of the Program Contract in question prior to the first day of the calendar month which includes the Adjustment Time;

(ii) Buyer will be allocated all Program Payments which first become due and payable under the terms of the Program Contract in question after the last day of the calendar month which includes the Adjustment Time; and

(iii) with respect to Program Payments which first become due and payable under the terms of the Program Contract in question during the calendar month which includes the Adjustment Time: (A) Seller will be allocated a portion of each such Program Payment which is equal to a fraction, the numerator of which is the number of days (if any) in such calendar month which are prior to the Adjustment Time and the denominator of which is the total number of days in such calendar month, and (B) Buyer will be allocated the remaining portion of such Program Payments.

(c) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to Sections 2.4(a) and (b) above shall be made in accordance with generally accepted accounting principles.

(d) Net settlement of the adjustments contemplated under Section 2.4 shall be made at the Closing by increasing or decreasing the Purchase Price appropriately, if feasible based on Seller’s and Buyer’s good faith estimates. For items not readily subject to ascertainment at the Closing, the following procedures shall apply: Buyer shall prepare and deliver to Seller within thirty (30) business days following the Closing Date, or such earlier or later date as shall be mutually agreed to by Seller and Buyer, an itemized list (the “Adjustment List”) of all sums which, as described in Section 2.4(e) below, shall increase or decrease the Purchase Price, with a brief explanation thereof. Such list shall show the net amount of the increase or decrease to the Purchase Price (the “Adjustment Amount”). If the Adjustment Amount is a decrease to the Purchase Price, Seller shall pay such amount to Buyer. If the Adjustment Amount is an increase to the Purchase Price, Buyer shall pay such amount to Seller. Except as provided otherwise in Section 2.4(f), payment of the Adjustment Amount shall be made not later than fifteen (15) business days following the delivery of the Adjustment List.

(e) The items set forth on the Adjustment List and the calculation of the Adjustment Amount shall each reflect the understanding that the Purchase Price shall be:

(i) decreased by the amount, if any, by which Tradeout Payables as of the Adjustment Time exceed Tradeout Receivables as of the Adjustment Time by more than $10,000; and

(ii) decreased by the amount of all liabilities under Financing Leases, if any, existing as of the Adjustment Time.

(f) Not later than fifteen (15) business days following the delivery of the Adjustment List, Seller may furnish Buyer with written notification of any dispute concerning any items shown thereon or omitted therefrom together with a detailed explanation in support of Seller’s position in respect thereof. If Seller does not furnish Buyer such a written notification during such fifteen (15) business day period, then Buyer’s determination of the Adjustment

Amount (as set forth in the Adjustment List) will be final and binding on Buyer and Seller as of the last day of such fifteen (15) business day period. If Seller does furnish Buyer such a written notification during such fifteen (15) business day period, then Buyer and Seller shall consult to resolve any such dispute for a period of fifteen (15) business days following the notification thereof. In the event of any such dispute, that portion of the Adjustment Amount that is not in dispute shall be paid to the party entitled to receive the same on the day for payment provided in Section 2.4(d). If such fifteen (15) business day consultation period expires and the dispute has not been resolved, the matter shall be referred to an independent “Big Five” public accounting firm mutually agreed upon by Seller and Buyer (the “Accountants”), which shall resolve the dispute and shall render its decision (together with a brief explanation of the basis therefor) to Buyer and Seller not later than twenty (20) business days following submission of the dispute to it; provided, however, if Buyer and Seller is unable to mutually agree upon an independent public accounting firm, then Buyer and Seller shall each choose an independent public accounting firm and those firms shall appoint a third independent public accounting firm to act as the Accountants. The Accountants’ determination of the disputed portion of the Adjustment Amount (the “Disputed Amount”) will become final and binding on Buyer and Seller on the business day after the date upon which a written report setting forth such determination is delivered to Seller and Buyer. The Disputed Amount shall be paid by the party required to pay the same within five (5) business days after the delivery of a copy of such decision to Seller and Buyer. The fees and expenses of the Accountants shall be shared equally by Seller, on the one hand, and Buyer on the other hand.

(g) The Adjustment List to the extent not disputed within the specified period by Seller, any mutually agreed written settlement of any such dispute concerning the Adjustment List and any determination of disputed items by the Accountants shall be final, conclusive and binding on the parties hereto absent manifest error.

2.5 Taxes. All federal, state, local and other transfer, sales and use taxes and recording costs applicable to, imposed upon or arising out of the transfer to Buyer of the Purchased Assets as contemplated by this Agreement shall be shared equally by Buyer on the one hand, and Seller on the other. Notwithstanding anything else herein, (a) Seller shall pay and be solely responsible for the Texas State franchise tax due in May of 2004 assessed with respect to the operations of the Station in 2003, and (b) Seller and Buyer shall pay and be responsible for their pro rata portion (5/12 shall be paid by Seller and 7/12 shall be paid by Buyer) of the Texas State franchise tax due in May of 2005 assessed with respect to the operations of the Station in 2004.

2.6 Risk of Loss. The risk of all Events of Loss prior to the Closing shall be upon Seller and the risk of all Events of Loss at or subsequent to the Closing shall be upon Buyer.

2.7 [Intentionally Deleted]

2.8 Access.

(a) Subject to Section 11.8(b), Seller and its authorized agents, officers and representatives, upon prior written request, shall have access to the appropriate records of Buyer to conduct such examination and investigation as Seller deems necessary to assure compliance with this Article 2, and to permit Seller to comply with its tax reporting compliance requirements, provided that such examination and investigation shall be at Seller’s sole cost and expense and shall be during the Station’s normal business hours, shall not unreasonably interfere with the Station’s operations and activities and shall not, after the consummation of the Closing, constitute Seller’s exercising control over the Station under the Communications Act.

(b) Subject to Section 11.8(a), Buyer and its authorized agents, officers and representatives, upon prior written request, shall have access to the appropriate records of Seller to conduct such examination and investigation as Buyer deems necessary to assure compliance with this Article 2, and to permit Buyer to comply with its tax reporting compliance requirements, provided that such examination and investigation shall be at Buyer’s sole cost and expense and shall be during Seller’s normal business hours, shall not unreasonably interfere with Seller’s operations and activities. Without limiting the foregoing Seller will (i) give Buyer and its authorized agents, officers and representatives such access to such books and records pertaining to Seller and the Station as may reasonably be required in order to perform any audit or other review and any disclosure that they may deem appropriate in connection with the Buyer’s business, and Seller (to the extent such consent is necessary) hereby consents to the use of information contained in such books and records for any such purpose, and (ii) use reasonable efforts to assist Buyer and its authorized agents, officers and representative in the conduct of such audit or other review.

2.9 Accounts Receivable.

(a) From and after the Adjustment Time until the earlier of (i) the six month anniversary of the Adjustment Time, and (ii) the termination of this Agreement (the “Collection Period”), Buyer agrees to use reasonable efforts to collect, as agent for Seller, the Pre-TBA Receivables in the manner regularly pursued by Buyer with respect to the collection of its accounts receivable and in the ordinary course of business. Within ten (10) days of the last day of the Collection Period, Buyer shall remit to Seller in immediately available funds, an amount equal to (i) the proceeds of all Pre-TBA Receivables collected by Buyer from and after the Adjustment Time, less (ii) all Pre-TBA Payables actually paid by Buyer or reimbursed by Buyer to Seller. Under no circumstances shall Buyer hold for its own account the proceeds of Pre-TBA Receivables to offset any amount Buyer believes it is owed under this Section 2.9 or any other provision of the Agreement or the TBA.

(b) Within twenty (20) days following the last day of the Collection Period, Buyer will deliver to Seller all records of uncollected Pre-TBA Receivables (provided that Buyer may retain copies of such records). In the collection of accounts receivable, all payments received by Buyer from account debtors will be applied first to the Pre-TBA Receivables and then to Buyer’s accounts receivable, in the order of origination (i.e., “first-in, first-out”), unless the account debtor specifies otherwise, in which case the proceeds shall be applied as specifically designated by the account debtor. Buyer or Seller will promptly deliver to the other a true copy of any notice of a dispute as to the validity or enforceability of a Pre-TBA Receivable received from an account debtor. Buyer shall not agree to any settlement, discount or reduction of any Pre-TBA Receivable without the prior written consent of Seller. Buyer’s collection obligation under this Section 2.9 shall not include any obligation to bring suit, engage a collection agent or take any legal action for the collection of any Pre-TBA Receivable. After the last day of the

Collection Period, Buyer shall, if requested by Seller, execute and deliver letters, in form and substance reasonably satisfactory to Seller and Buyer, to the effect that the respective account debtor should send payments on the Pre-TBA Receivables to Seller’s designee.

2.10 Accounts Payable. Once a week Buyer shall provide Seller with copies of all invoices seeking payment for Pre-TBA Payables received by Buyer and not previously sent to Seller. Buyer shall pay any such Pre-TBA Payables in the ordinary course unless Seller objects in writing thereto prior to the time Buyer has made such payment. Any such objection shall describe in reasonable detail the basis for such objection. To the extent Seller objects to the payment of any Pre-TBA Payable, Buyer and Seller shall cooperate with each other to resolve the matter with the applicable account debtor.

2.11 Noncompete Agreement. Contemporaneously with the Closing, the Buyer and T. E. Kimbell shall enter into the Noncompete Agreement.

ARTICLE III

GOVERNMENTAL APPROVALS AND CONTROL OF STATION

3.1 FCC Consent. It is specifically understood and agreed by Buyer and Seller that the Closing shall be in all respects subject to, and conditioned upon, the receipt of prior FCC Consent. Buyer and Seller shall prepare and file with the FCC, as soon as practicable but in no event later than ten (10) business days after the execution of this Agreement, all requisite applications and other necessary instruments and documents to request the FCC Consent and any necessary extensions thereof to comply with the Closing Date. After the aforesaid applications, instruments and documents have been filed with the FCC, Buyer and Seller shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested, and use their respective reasonable commercial efforts to resolve and/or overcome objections that may be asserted by the FCC or any third party, in order to obtain the prompt grant of the FCC Consent. No party hereto shall take any action that such party knows or should know would adversely affect obtaining the FCC Consent, or adversely affect the FCC Consent becoming a Final Order. Buyer and Seller shall each pay one half of all FCC filing or transfer fees relating to the transactions contemplated hereby irrespective of whether the transactions contemplated by this Agreement are consummated and irrespective of whether such fees are assessed before or after the Closing.

3.2 Control Prior to Closing. Except as permitted by the TBA, between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operation of the Station. Such operation, including complete control and supervision of all programs, employees and policies, shall be the sole responsibility of Seller.

3.3 Governmental Approvals. In the event a third party or any governmental authority (including, without limitation, the FCC, the Securities and Exchange Commission, or the Department of Justice) challenges the transactions contemplated by this Agreement based upon the qualifications of Buyer to hold the Licenses, Buyer shall take the lead and bear all costs incurred in defending against such challenges and in prosecuting the applications contemplated by section 3.1 hereof until the earlier of (i) the date on which the FCC Consent has been granted or (ii) the date on which this Agreement is terminated pursuant to Section 11 hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement, as follows:

4.1 Organization. Seller is a corporation organized, validly existing and in good standing under the laws of the State of Texas. Seller has the power and authority to own, lease, and operate its properties and to conduct its business as it is now being conducted.

4.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and the TBA and all of the documents and instruments required hereby by Seller are within the power of Seller and have been duly authorized by all necessary action by Seller. This Agreement and the TBA are, and the other documents and instruments required hereby will be, when executed and delivered by Seller, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

4.3 Absence of Conflicting Agreements. Except for the FCC Consent or as described on Schedule 4.3, neither the execution, delivery or performance of this Agreement or the TBA in accordance with their respective terms by Seller nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement (including, without limitation, the commencement or continuation of operations under the TBA), does or will, with or without the giving of notice, or the lapse of time or both, or otherwise:

(a) conflict with, result in a breach of, or constitute a default under, the organizational documents of Seller, or any federal, state or local law, statute, ordinance, rule or regulation applicable to Seller, or any court of administrative order or process applicable to Seller, or any material contract, agreement, arrangement, commitment or plan to which Seller is a party or by which Seller is bound and which relates to, the ownership or operation of the Station or the Purchased Assets;

(b) result in the creation of any Lien upon any of the Purchased Assets, except for Permitted Liens;

(c) terminate, amend or modify, or give any other Person the right to terminate, amend, modify, abandon or refuse to perform any material contract, agreement, arrangement, commitment or plan to which Seller is a party and which relates to, the ownership or operation of the Station or the Purchased Assets;

(d) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any material contract, agreement, arrangement, commitment or plan to which Seller is a party and which relates to the ownership or operation of the Station or the Purchased Assets;

(e) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or governmental or public agency or other authority other than the FCC; or

(f) require the consent of any Person under any material agreement, arrangement or commitment of any nature to which Seller is party, by which Seller is bound, or by which the Purchased Assets are bound or subject.

4.4 Purchased Assets. The Purchased Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are necessary for the business of owning and operating the Station as currently conducted, with the exception of the Retained Assets. Except as set forth on Schedule 4.4, all inventories of supplies, tubes and spare parts necessary or appropriate for the operation of the Station are at levels at least equal to the Station’s usual and customary levels.

4.5 Title to Purchased Assets; Liens and Encumbrances. Except as set forth on Schedule 4.5, Seller owns good and marketable title to or has valid leasehold interests in all of the Purchased Assets (other than the Real Property as to which the provisions of Section 4.9 shall apply) free and clear of any and all Liens except for Permitted Liens.

4.6 Equipment. Except as set forth on Schedule 4.4, each of the material items of Equipment is in operable condition and is not in need of imminent repair or replacement and has been serviced and maintained by Seller in accordance with normal industry standards and practices and FCC rules and regulations.

4.7 The Contracts. Except as set forth on Schedule 4.7:

(a) Schedule 1.2 lists all agreements relating to properties, undertakings or commitments to or for third parties in the operation and conduct of the Station except for (i) agreements (other than Tradeout Agreements) for the sale of time on the Station that involve the purchase of less than Five Thousand Dollars ($5,000.00) in advertising time and require performance over a period of less than thirty (30) days, (ii) other agreements which are cancelable by Seller or its assignee without breach or penalty on not more than thirty (30) days notice and which involve average annual payments or receipts by the Station of less than Five Thousand Dollars ($5,000.00) in the case of any single contract and Fifteen Thousand Dollars ($15,000.00) in the aggregate, (iii) all agreements, documents and instruments related to any indebtedness for borrowed money of Seller, and (iv) Seller’s corporate records and internal organizational documents;

(b) Seller has performed, or is in compliance with, each material term, covenant and condition of each of the Contracts required to be listed on Schedule 1.2, and no material event of default on the part of Seller, and to the Knowledge of Seller, any other party thereto, exists under any of the Contracts required to be listed on Schedule 1.2;

(c) each of the Contracts listed on Schedule 1.2 is in full force and effect, unimpaired by any acts or omissions of Seller, and constitutes the legal and binding obligation of, and is enforceable against Seller, and to the Knowledge of Seller, against each other party thereto in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies;

(d) Seller has furnished or made available to Buyer true and complete copies of all written Contracts required to be listed on Schedule 1.2, including all amendments, modifications and supplements thereto, and Schedule 1.2 contains summaries of the following provisions of all oral Contracts which involve Five Thousand Dollars ($5,000.00) or more in the case of any single oral Contract and Fifteen Thousand Dollars ($15,000.00) or more in the aggregate: the parties thereto, and the nature and value of the goods and services to be provided thereunder;

(e) Schedule 1.2 sets forth an accurate and complete list of all Tradeout Agreements, and sets forth for each Tradeout Agreement the parties thereto, the value of broadcast time required to be provided on the Station from and after the date shown on such Schedule and the value of goods and services to be provided to the Station from and after such date.

4.8 Intangible Property. Except as set forth on Schedule 4.8:

(a) there are no claims, demands or proceedings instituted, pending or, to the Knowledge of Seller, threatened by any Person pertaining to or challenging Seller’s right to use any of the Intangible Property;

(b) to the Knowledge of Seller, Seller is not infringing upon or otherwise acting adversely to any trademark, trade name, patent or copyright owned by a third party;

(c) there are no royalty agreements between Seller and any third party relating to any of the Intangible Property;

(d) the Intangible Property constitutes all of the intangible and intellectual property interests and other intellectual property necessary or appropriate for or used in the operation of the Station (other than Copyrights and Trademarks with respect to Program Rights); and

(e) all Copyrights and Trademarks are listed on Schedule 1.3 and Schedule 1.11, respectively, and all Intangible Property is transferable to Buyer by the sole act of Seller.

4.9 Real Property. Except as disclosed on Schedule 4.9:

(a) Seller has good, marketable and insurable fee simple or leasehold interests, as applicable, in the Real Property, and such Real Property includes all real property necessary for the business of the Station as currently conducted or used in the operation of the Station. Attached to Schedule 4.9 are all policies of title insurance currently existing in favor of

Seller with respect to the Real Property. Except for Permitted Liens and the items set forth on Schedule 4.9, there are no Liens on any portion of the Real Property. No Lien set forth or required to be set forth on Schedule 4.9 materially interferes with the operation of the Station as currently operated;

(b) Seller has not received notice of any pending condemnation or similar proceeding affecting the Real Property or any portion thereof, and to the Knowledge of Seller, no such action is presently threatened;

(c) Seller has not received any written notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof, which would materially adversely affect the insurability of the Real Property or the premiums for the insurance thereof. Seller has not received any notice from any insurance company which has issued or refused to issue a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requiring the performance of any repairs, alterations or other work with which compliance has not been made;

(d) there are no parties in possession of any portion of the Real Property other than Seller, whether as lessees, tenants at will, trespassers or otherwise;

(e) there is no law, ordinance, order, regulation or requirement now in existence, (other than Environmental Laws) which would require any material expenditure to remediate, remedy, remove, modify or improve any of the Real Property in order to bring it into substantial compliance therewith;

(f) the Real Property has adequate direct access to and from completed, dedicated and accepted public roads, and there is no pending or, to the Knowledge of Seller, threatened governmental proceeding which would impair or curtail such access; and

(g) to the Knowledge of Seller, there are no material structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the buildings or towers located on the Real Property and the roofs of the buildings located on the Real Property are free from leaks and in good condition, ordinary wear and tear excepted.

4.10 The Leases. Except as set forth on Schedule 4.10:

(a) the Leases described on Schedule 1.5 constitute all of the lease agreements between Seller and third parties relating to the operation of the Station or the Purchased Assets;

(b) Seller has performed each material term, covenant and condition of each of the Leases which is required to be performed by Seller at or before the date hereof, and no material default or event which with the passing of time or giving of notice or both would constitute a default on the part of the Seller and, to the Knowledge of Seller, on the part of any other party thereto, exists under any Lease;

(c) each of the Leases is in full force and effect, unimpaired by any acts or omissions of Seller, and constitutes the legal and binding obligation of, and is legally enforceable against Seller, and to the Knowledge of Seller, against each other party thereto in accordance with its terms;

(d) Seller has furnished or made available to Buyer true and complete copies of the Leases, including any and all amendments thereto;

(e) there are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Lease to which Seller is a party; and

(f) each of Seller’s Financing Leases is listed as such on Schedule 4.10.

4.11 Financial Statements and Interim Financial Statements.

(a) Attached as Schedule 4.11(a) are true and complete copies of Seller’s audited Statements of Revenues and Expenses and Supplementary Schedules—Income Tax Basis for the years ended December 31, 2002 and December 31, 2003 (collectively, the “Financial Statements”). The Financial Statements are in accordance with the books and records of Seller, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with preceding years and present fairly in all material respects the financial condition of the Seller as of the date indicated and the results of the Station’s operations and changes in cash flows for the period then ended.

(b) Attached as Schedule 4.11(b) are true and complete copies of certain financial statements of Seller as of April 30, 2004 (collectively, the “Interim Financial Statements”). The Interim Financial Statements are in accordance with the books and records of Seller, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Financial Statements and present fairly in all material respects the financial condition of Seller as of the date indicated and the results of the Station’s operations and changes in cash flows for the period then ended; subject, however, to year-end adjustments which, in the aggregate, will not be materially adverse and provided that the Interim Financial Statements do not contain footnotes and lack other presentation items.

4.12 No Changes. Except as set forth on Schedule 4.12 or as otherwise contemplated by this Agreement, since December 31, 2003 through the Adjustment Time, there has not been any:

(a) amendment or termination of any Contract, Lease or License to which Seller is a party with respect to the Station except in the ordinary course of business;

(b) increase in compensation paid, payable or to become payable by Seller to any of its employees at the Station, except in the ordinary course of business;

(c) extraordinary losses (whether or not covered by insurance) or waiver by Seller of any extraordinary rights of value;

(d) notice from any of the Station’s sponsors or any customers (determined on the basis of the Station’s revenues for the trailing twelve (12) month period) as to any of such sponsor’s or customer’s intention not to conduct business with the Station, the result of which loss or losses of business, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(e) sale, assignment, lease or other transfer or disposition of any of the Purchased Assets or properties of the Station except in the ordinary course of business;

(f) adverse change in cable carriage or channel position on which the Station is carried (on any cable system with more than 1,000 subscribers);

(g) period of four (4) consecutive days or more during which the Station was off the air for any reason or a period of fifteen (15) days or more during which the Station operated at substantially reduced power;

(h) termination of the Affiliation Agreement or loss by the Station of the CBS network affiliation; or

(i) change in the financial condition, business, assets or results of operation of the Station which has had a Material Adverse Effect.

4.13 No Litigation; Labor Disputes; Compliance with Laws. Except as set forth on Schedule 4.13:

(a) except for FCC rulemaking proceedings generally affecting the television broadcasting industry, there is no decree, judgment, order, litigation at law or in equity, arbitration proceeding or other proceeding before or by any commission, agency or other administrative or regulatory body or authority pending or, to the Knowledge of Seller, threatened, to which Seller is a party or otherwise relating to the Station or the Purchased Assets which could reasonably be expected to have a Material Adverse Effect;

(b) there is no material investigation by any commission, agency or other administrative or regulatory body or authority pending or to the Knowledge of Seller threatened, which is specifically concerned with the operations, business or affairs of Seller, the Station or the Purchased Assets;

(c) the Station is not subject to or bound by any labor agreement, there is no labor dispute, grievance, controversy, strike or request for union representation or organizational effort with respect to a labor union pending or to the Knowledge of Seller threatened against Seller relating to or affecting the business or operations of the Station; and

(d) Seller has carried on and conducted the business and affairs of the Station in compliance with all applicable federal, state and local laws, statutes, ordinances, rules and regulations, and all applicable court or administrative orders or processes.

4.14 Taxes. Except as disclosed on Schedule 4.14:

(a) Seller has duly filed all required federal, state and local tax returns, reports and estimates for all years and periods (and portions thereof) for which any such returns, reports and estimates were due to be filed by Seller (taking into account any permitted extensions), and any and all amounts shown on such returns and reports to be due and payable have been paid in full except as may be contested in good faith. All of such returns, reports and estimates are true and complete in all material respects. Seller has withheld all taxes required to be withheld under applicable law and regulations, and such withholdings have either been paid to the proper governmental agency or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller, as the case may be; and

(b) There are, and after the date of this Agreement will be, no tax deficiencies (including penalties and interest) of any kind assessed against or relating to Seller or the Purchased Assets with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would result in Liens (other than Permitted Liens) or claims on any of the Purchased Assets or on Buyer’s title or use of the Purchased Assets or that would result in any claim against Buyer or the Purchased Assets; provided, however, that Seller shall not be deemed to make any representations or warranty with respect to any Liens or claims arising by reason of, or attributable to, Buyer’s use or operation of the Station or the Purchased Assets on or after the Adjustment Time.

4.15 Governmental Authorizations. Seller holds, and, on the Closing Date Seller will hold, all regular and valid licenses, permits and authorizations issued by the FCC set forth on Schedule 1.6. Such licenses, permits and authorizations constitute all of the licenses, permits and authorizations that are necessary under the Communications Act for the operation of the Station. The Licenses are in full force and effect. Except as set forth on Schedule 4.15, no qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations other than the Licenses and those as set forth on Schedule 4.15 are required for Seller to own and operate the Station in the manner operated on the date hereof. As of the date hereof, (i) no action or proceeding is pending or, to the Knowledge of Seller, threatened before the FCC or any other governmental authority to revoke, refuse to renew or materially and adversely modify the Licenses (except for FCC rulemaking proceedings generally affecting the television broadcasting industry), and (ii) there is no pending, issued or outstanding or, to the Knowledge of Seller, threatened investigation, order to show cause, cease and desist order, notice of violation, notice of apparent liability, notice or forfeiture, petition or complaint with respect to the Station or any of the Licenses. The most recent renewal of the Licenses was granted in the ordinary course for a full renewal term without any conditions (other than conditions set forth in the grant of renewal or the general rules of the FCC). Seller is not aware of any act or omission that could reasonably be expected to result in a refusal by the FCC to renew the Station’s License for a full term in the normal course upon the timely filing of a complete and properly executed application for renewal and payment of all applicable filing fees.

4.16 Compliance with FCC Requirements. Except as set forth on set forth on Schedule 4.16, the Station, its physical facilities, electrical and mechanical systems and transmitting and studio equipment are being and have been operated in all material respects in accordance with the specifications of the Licenses, and the Station is in compliance in all material respects with the Communications Act, including Part 17, 47 CFR 17.1 et seq. regarding Construction, Marking and Lighting of Antenna Structures. Except as set forth on Schedule 4.16, Seller has complied in all material respects with the Communications Act concerning advertising in children’s programming, and the record keeping obligations related thereto. Except as set forth on Schedule 4.16, all obligations, reports and other filings required by the

FCC with respect to the Station, including, without limitation, material required to be placed in the Station’s public inspection file, have been properly and timely filed. Except as set forth on Schedule 4.16, no cable television system or satellite service provider has notified Seller of any signal quality deficiency or copyright indemnity or other prerequisite to cable or satellite carriage of the Station’s signal, and no cable television system or satellite service provider has notified Seller that it has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC.

4.17 Insurance. Seller has such amounts and types of insurance coverage as is reasonable and customary for a broadcast television station such as the Station. Seller is not in default with respect to any of its insurance policies, nor has Seller failed to give any notice or present any claim under any policies in a due and timely fashion.

4.18 Brokers. Neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Seller as broker, finder, investment banker, financial advisor or in any similar capacity, other than Patrick Communications whose fees and expenses are the sole responsibility of Seller.

4.19 Employees. Schedule 4.19 is a true and complete list of all of Seller’s employees as of the date of this Agreement, which list identifies the name of such employees, and the following compensation information with respect to each of them: (i) current annual base salary; (ii) accrued vacation and sick leave time and; (iii) the dates and amounts of the last increase in compensation.

4.20 Employee Benefit Plans. Except as set forth in Schedule 4.20, Seller has not at any time maintained or been a party to or made contributions to any of the following: (i) any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA; or (ii) any “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA. Except as set forth in Schedule 4.20, all employee benefit plans maintained by Seller or to which Seller is obligated to contribute (“Employee Benefit Plans”) are, and have in the past been, in all material respects maintained, funded and administered in compliance with ERISA, the Code, and other applicable law. As to each Employee Benefit Plan for which an annual report, including schedules, or comparable report is required to be filed under ERISA or the Code, no liabilities, with respect to such plan, existed on the dates of such annual report except as disclosed therein and, except as disclosed in Schedule 4.20, no material adverse change has occurred with respect to the financial data covered by such annual report since the date thereof. Except as disclosed in Schedule 4.20, the execution of this Agreement and performance of the transactions contemplated hereby will not in and of itself constitute a triggering event under any Employee Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Seller. Each Employee Benefit Plan that is an employee pension benefit plan, if any, has received a determination letter stating that it is tax-qualified under Section 401(a) of the Code, and to the Knowledge of Seller, no event has occurred that could result in a disqualification of such plan. Seller has never maintained a pension plan subject to Section 412 of the Code or Title IV of ERISA, and has never maintained, contributed to or been required to contribute to any employee benefit plan that is a “multiemployer plan” (as defined in Section 3(37)(A) or (D) of ERISA) as amended by the Multiemployer Pension Plan Amendments Acts of

1980. Neither Seller nor any plan fiduciary has engaged in any “prohibited transaction,” as defined in Section 406 of ERISA, the Code, or in Section 4975 of the Code with respect to any Employee Benefit Plan.

4.21 Environmental Compliance. Except as set forth in Schedule 4.21 (including the reports attached thereto):

(a) (i) Since June 1, 1999, Seller has complied, in all material respects with all Environmental Laws, and (ii) Seller is currently in material compliance with all Environmental Laws;

(b) Seller is not a party to any litigation or administrative proceeding and, to the Knowledge of Seller, nor is any litigation or administrative proceeding threatened against it, which in either case (i) asserts or alleges that Seller violated any Environmental Laws, (ii) asserts or alleges that Seller is required to clean up, remove or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials at the Real Property, or (iii) asserts or alleges that Seller is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials by Seller at any of the Real Property or any Off-Site Location;

(c) with respect to the period during which Seller owned or occupied the Real Property, and, to the Knowledge of Seller with respect to the time before Seller owned or occupied the Real Property, no person has caused or permitted Hazardous Materials to be stored, deposited, treated, recycled or disposed of on, under or at any Real Property owned, leased, used or occupied by Seller which would subject Seller to material liability for the cleanup, removal or some other remedial action under Environmental Laws;

(d) there are not now, nor, to the Knowledge of Seller, have there previously been, tanks or other facilities on, under, or at the Real Property which contained any Hazardous Materials which, if known to be present in soils or ground water, would subject any owner or operator of such Real Property to material liability for cleanup, removal or some other remedial action under Environmental Laws;

(e) to the Knowledge of Seller, there are no conditions existing currently which would subject any owner or operator of the Real Property to material damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require material cleanup, removal, remedial action or other response pursuant to Environmental Laws;

(f) Seller is not subject, as a result of its interest in the Real Property, to any judgment, order or citation related to or arising out of any Environmental Laws and has not been named or listed as a potentially responsible party by any governmental body or agency in a matter related to or arising out of any Environmental Laws; and

(g) the operation of the Station does not exceed the permissible levels of exposure to RF radiation specified in the Communications Act.

4.22 Affiliation Agreement. As of the date of this Agreement, (i) the Affiliation Agreement is in full force and effect and (ii) CBS has not given Seller written or verbal notice of any type of CBS’s intention to terminate or fail to renew the Affiliation Agreement or that CBS is considering such possible termination or failure to renew the Affiliation Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true, correct and complete as of the date of this Agreement, as follows:

5.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and on the Closing Date Buyer shall be duly qualified to do business as a foreign entity in Texas. Buyer has full power and authority to purchase the Purchased Assets pursuant to this Agreement.

5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and the TBA and all of the documents and instruments required hereby by Buyer are within the power of Buyer and have been duly authorized by all necessary action by Buyer. This Agreement and the TBA are, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

5.3 Absence of Conflicting Laws and Agreements. Neither the execution, delivery or performance of this Agreement or the TBA by Buyer nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement or the TBA does or will, with or without the giving of notice, or the lapse of time, or otherwise:

(a) conflict with, result in a breach of, or constitute a default under, the certificate of incorporation or bylaws of Buyer, or any federal, state or local law, statute, ordinance, rule or regulation applicable to Buyer, or any court or administrative order or process applicable to Buyer, or any material contract, agreement, arrangement, commitment or plan to which Buyer is a party or by which Buyer or its assets is bound;

(b) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or governmental or public agency other than the FCC Consent; or

(c) require the consent of any Person under any material agreement, material arrangement or material commitment of any nature to which Buyer is a party or by which it is bound.

5.4 Brokers. Neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Buyer as broker, finder, investment banker, financial advisor or in any similar capacity.

5.5 Absence of Litigation. There is no decree, judgment, order, litigation at law or in equity, arbitration proceeding or proceeding before or by any commission, agency or other administrative or regulatory body or authority pending or, to the knowledge of Buyer, threatened to which Buyer is a party and which could materially and adversely affect Buyer’s ability to purchase the Purchased Assets under this Agreement or to perform its obligations under the TBA.

5.6 Qualifications of Buyer. Except as set forth in Schedule 5.6, Buyer is qualified under the Communications Act to be the assignee of the Licenses and Buyer knows of no facts or circumstances (including, without limitation, facts or circumstances implicating the jurisdiction of administrative agencies other than the FCC) that will delay a routine grant of the FCC Consent by the FCC or cause the FCC to have a basis to deny the assignment of the Licenses as provided for in this Agreement.

ARTICLE VI

CERTAIN MATTERS PENDING THE CLOSING

From and after the date of this Agreement and until the Closing (unless otherwise provided herein):

6.1 Notice of Adverse Changes. Each party thereto shall as promptly as possible, and in any event within three (3) business days, inform the other of any material communications between such party and the Federal Trade Commission, the Department of Justice, the FCC or any other governmental authority regarding this Agreement or the transactions contemplated hereby. If any party receives a request for additional information or documentary material from any such governmental authority, then such party shall endeavor in good faith to make, or cause to be made, as promptly as practicable and after consultation with the other party, an appropriate response to such request.

6.2 Operations Pending Closing. Subject to the provisions of Section 3.2 regarding control of the Station, after the date hereof and prior to the Closing and subject to the TBA, Seller shall, except with Buyer’s prior written consent:

(a) operate the Station in all material respects in accordance with the Communications Act and make all filings necessary to make the representation in Section 4.15 true and correct at Closing;

(b) not sell, lease, mortgage, pledge or otherwise dispose of any of the Purchased Assets except for transactions in the ordinary and regular course of the operation of the Station where the proceeds of such disposition are used to replace such Purchased Assets;

(c) not enter into, or become obligated under, amend or otherwise modify any agreement or commitment on behalf of the Station;

(d) maintain in full force and effect policies of liability and casualty insurance of substantially the same type, character and coverage as the policies currently carried with respect to the business, operations and assets of the Station; and

(e) take all commercially reasonable action to protect the present service areas of the Station from increased electrical interference from other stations, existing or proposed, and take all commercially reasonable action to maintain carriage, if any, of the Station’s signals on all cable television systems or satellite systems.

Notwithstanding any provision of this Agreement or the TBA to the contrary, none of the following shall be deemed (i) a breach of Seller’s agreements or covenants under this Section 6.2 or under the TBA or of the representations and warranties contained in Article IV hereof, or (ii) a failure of any of the conditions set forth in Article VII to be satisfied: any fact or circumstance that occurs as a result of either any action or omission to act of the Buyer pursuant to the TBA or any other agreement or arrangement, or by virtue of Buyer’s activities or operations with respect to the Station.

6.3 FCC Reports. Seller will furnish to Buyer within ten (10) days after filing all reports filed with the FCC with respect to the Station after the date hereof.

6.4 Consents. Seller will use its commercially reasonable efforts to obtain all consents and approvals required from third Persons, whose consent or approval is required pursuant to any Contract or Lease prior to the Closing Date as a result of the purchase and sale of the Purchased Assets as contemplated herein. Buyer shall cooperate with Seller in such efforts. Anything to the contrary in this Agreement notwithstanding, Seller shall not be required to pay any fees or provide or deliver any other consideration to any such Person in order to obtain such consent or approval.

6.5 Cooperation; Reasonable Efforts; Release. Subject to Section 3.1 hereof, Buyer and Seller will cooperate in all respects in connection with and use commercially reasonable efforts to: (a) secure any nongovernmental approvals, consents and waivers of third parties listed in Schedule 4.3; (b) give notices to any governmental authority, or secure the permission, approval, determination, consent or waiver of any governmental authority, required by law in connection with the transfer of the Purchased Assets from Seller to Buyer; and (c) cause all of the conditions set forth in Article VII and Article VIII to be satisfied (but not waived).

6.6 Tax Returns and Payments.

(a) All tax returns, estimates and reports with respect to the Purchased Assets or operation of the Station that are required to be filed by Seller prior to the Closing Date or relating to periods prior to the Closing Date will be timely filed when due with the appropriate governmental agencies or extensions will have been granted; and

(b) All taxes pertaining to ownership of the Purchased Assets or operation of the Station prior to the Closing Date will be paid by Seller when due and payable unless protested in good faith.

6.7 Release of Liens. Except for the Permitted Liens, at or prior to the Closing, Seller shall obtain the release of all Liens disclosed in the Schedules hereto and any other Liens on the Purchased Assets and shall duly file releases or terminations of all such Liens in each governmental agency or office in which any such Lien or evidence thereof shall have been previously filed.

6.8 Public Announcement. Seller shall publish and broadcast a public notice concerning the filing of the application for assignment of the Licenses in accordance with the requirements of Section 73.3580 of the FCC’s Rules. As to any other announcements, no party hereto shall issue any press release or public announcement or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without prior approval of the other party hereto (which shall not be unreasonably withheld) except as and to the extent that such party shall be obligated by law, rule or regulation, in which case the other party shall be so advised and the party shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.

6.9 Exclusivity. Seller agrees and covenants that until Closing or this Agreement expires or is terminated, neither Seller nor any of its representatives, will discuss, negotiate or offer (or solicit offers) regarding a sale, transfer or other disposition of the Station or the Purchased Assets or any merger, combination, restructuring, refinancing or similar transaction involving Seller (a “Sale”) with another Person or provide any information to any other Person regarding the Station or Seller in that connection. Seller represents that it is not a party to or bound by any agreement with respect to a Sale except for this Agreement. Seller will disclose to Buyer the existence or occurrence of any proposal or contract whether written or oral which it may receive during the term of this Agreement in respect of any such competing transaction.

6.10 Real Estate Matters.

(a) Prior to the Closing, Seller will cooperate with Buyer so that Buyer may obtain, for the benefit of and at the cost of Buyer, all documents reasonably required (including estoppel certificates, owner’s affidavits, indemnities and GAP undertakings) for a final commitment for an ALTA Owners Policy of Title Insurance, as the case may be, Form B-1970, for each parcel of Real Property, issued by a title insurer designated by Buyer (the “Title Insurer”), in such amount as Buyer reasonably determines to be the fair market value thereof, insuring the Buyer’s interest in such parcel, subject only to the Permitted Liens, and with such other endorsements and other terms and conditions as Buyer may reasonably request.

(b) At Buyer’s request, Seller will cooperate with Buyer so that Buyer may procure for the benefit of and at the cost of Buyer, in preparation for the Closing, current surveys of each parcel of Real Property disclosing no survey defects or encroachments which materially interfere with the current business and operation of the Station, prepared by a licensed surveyor and conforming to 1992 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, and such standards as the Title Insurer may reasonably require as a condition to the removal of any survey exceptions from the commitment for the title insurance policy described in Section 6.10(a), and certified to Buyer, Buyer’s lenders and the Title Insurer, in a form sufficient to permit the issuance of the title policies described above in Section 6.10(a).

6.11 Access and Information. From the date hereof, Buyer shall be entitled to make or cause to be made such reasonable investigation of the Purchased Assets as the Buyer deems necessary or advisable, and Seller shall reasonably cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, Seller will provide Buyer and its agents and representatives, or cause them to be provided, with reasonable access to any and all of its management personnel, accountants, representatives, premises, properties, contracts, commitments, book, records and other information of Seller upon reasonable notice and during regular business hours and shall furnish such financial and operating data, projections, forecasts, business plans, strategic plans and other data related to the Seller and its business as the Buyer, and its agents, representatives and advisors shall reasonably request from time to time. Seller and its Affiliates agree to use their reasonable efforts to cause their respective officers, employees, consultants, agents, accountants and attorneys to reasonably cooperate with the Buyer, its representatives and advisors in connection with such review and the financing of the transactions contemplated hereby, including the preparation by the Buyer of any offering memorandum, bank book, registration statement or related documents or other documents related to such financing; provided that the Buyer shall be responsible and shall promptly pay for any out of pocket expenses incurred by Seller in such regard.

6.12 Certain Operating Events. Buyer acknowledges that there is on-going repair work with respect to Station’s tower, a roofing project at the Station’s main studio/office building location and a promotional cruise expense for the Station scheduled for 2004, all as set forth in Schedule 6.12 hereof. Buyer agrees to accept responsibility for the completion of these projects and assume the costs thereof (not including costs incurred or accrued prior to the Adjustment Time, which shall be the responsibility of Seller) and will pay for any portion of the cost of these repairs that occurs during its operation of the Station under the TBA. In the event of a termination of this Agreement prior to Closing, except with respect to a termination described in Section 11.2(c), Buyer shall be entitled to reimbursement of its expenses associated with the completion of the projects outlined in this Section.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

7.1 Compliance with Agreement. Seller shall have performed and complied in all material respects with all of Seller’s obligations under this Agreement and the TBA which are to be performed or complied with by it prior to or at the Closing.

7.2 Representations and Warranties. The representations and warranties made by Seller shall be true and correct as of the date hereof and as of the Closing Date, in each case disregarding all materiality qualifiers set forth therein, except for (A) matters which have not or could not reasonably be expected to have a Material Adverse Effect and (B) changes permitted or contemplated by this Agreement, or contemplated or effected as a result of the TBA or Buyer’s operations, activities, acts or omissions with respect to the Station.

7.3 Deliveries at Closing. Seller shall have delivered or caused to be delivered to Buyer the documents, each properly executed and dated as of the Closing Date as required pursuant to Section 2.3(a).

7.4 Other Documents. Seller shall have delivered, or cause to be delivered, to Buyer such documents and certificates of officers of Seller and public officials as shall be reasonably requested by Buyer’s counsel to establish the existence and good standing of Seller and the due authorization of this Agreement and the transactions contemplated hereby by Seller.

7.5 Required Approvals and Consent. There shall have been secured such permissions, approvals, determinations, consents and waivers, as may be listed on Schedule 7.5.

7.6 Absence of Investigations and Proceedings. Except for governmental proceedings relating to the television broadcast industry generally, there shall be no claim, suit, action or other proceeding pending or threatened before or by any court, governmental agency, arbitrator or other entity against any party to this Agreement the effect of which would make it reasonably likely to be unlawful to consummate the transactions contemplated by this Agreement to be performed prior to or at the Closing.

7.7 FCC Consent. The FCC Consent for the Station’s main broadcast television license (KLST(TV)) shall have been issued (without any conditions materially adverse to Buyer other than those generally applicable to assignees of such licenses) and shall, be in full force and effect.

7.8 Licenses. Seller shall be the holder of the Licenses and there shall not have been any modification of any of such Licenses which has had or could reasonably be expected to have a Material Adverse Effect. The Station shall be operating in material compliance with the Communications Act, and no proceeding shall be pending or, to the Knowledge of Seller, threatened, the effect of which would be to revoke, cancel, fail to renew, suspend or modify materially and adversely any of the Licenses.

7.9 Release of Liens. All Liens (other than Permitted Liens) on the Purchased Assets shall be released as provided in Section 6.7.

If any of the conditions set forth in this Article VII have not been satisfied prior to or at the Closing, Buyer may (without waiving any other right or remedy under this Agreement or the TBA) in its sole discretion waive any such condition (other than as set forth in Section 7.7) and elect to proceed with the consummation of the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

8.1 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement and the TBA which are to be performed or complied with by it prior to or at the Closing.

8.2 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

8.3 Deliveries at Closing. Buyer shall have delivered, or caused to be delivered, to Seller the documents, each properly executed and dated as of the Closing Date, required pursuant to Section 2.3(b). Buyer shall also have made the payments described in Section 2.2.

8.4 Other Documents. Buyer shall have delivered, or caused to be delivered, to Seller such documents and certificates of officers of Buyer and of public officials as shall be reasonably requested by Seller’s counsel to establish the existence and good standing of Buyer and the due authorization of this Agreement and the transactions contemplated hereby by Buyer.

8.5 Absence of Investigations and Proceedings. Except for governmental proceedings relating to the television broadcast industry generally, no claim, suit, action or other proceeding shall be pending or threatened before or by any court, governmental agency, arbitrator or other entity against any party to this Agreement the effect of which would make it reasonably likely to be unlawful to consummate the transactions contemplated by this Agreement to be performed prior to or at the Closing.

8.6 Governmental Consents. The FCC Consent shall have been issued (without any conditions materially adverse to Seller other than those generally applicable to assignors of such licenses) and shall be in full force and effect. All other material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

If any of the conditions set forth in this Article VIII have not been satisfied, Seller may (without waiving any other right or remedy under this Agreement or the TBA) in its sole discretion waive any of such conditions (other than as set forth in Section 8.6) and elect to proceed with the consummation of the transactions contemplated hereby.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties. All of the representations and warranties of the parties hereto contained in the Agreement shall survive the Closing (regardless of any investigation or inquiry of any party and even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the date that is six months following the Closing Date; provided, however, that (i) the representations and warranties contained in Section 4.21 shall survive the Closing and continue in full force and effect until the one year anniversary of the Closing Date, unless Seller fails to provide, at Seller’s expense, Buyer with a Phase I environmental report at least 30 days prior to the Closing, in a form reasonably satisfactory to Buyer, which report does not disclose any matter that would be a breach of the representations and warranties contained in Section 4.21 (without reference to any Knowledge qualifiers therein), in which case the representations and warranties contained in Section 4.21 shall survive the Closing and continue in full force and effect until the five year anniversary of the Closing Date; (ii) the representations and warranties contained in Section 4.14 shall survive the Closing and continue in full force and effect for a period expiring 60 days after the expiration of the applicable statutes of limitation, and (iii) the representations and warranties contained in Sections 4.2 and 4.18 shall continue in full force and effect forever; provided, that any representation or warranty in respect of which indemnity may be sought under this Article IX, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; in any such case such representation or warranty shall survive until any claim for indemnity related to such inaccuracy or breach is resolved. The representations and warranties in this Agreement shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s officers, directors, shareholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder.

9.2 Indemnification by Seller. Subject to (a) the survival provisions set forth in Section 9.1 and (b) the other limitations set forth in this Article IX, Seller shall indemnify and hold harmless Buyer, its Affiliates, and their successors and assigns (collectively, “Buyer Indemnified Parties”) from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys’ fees) (“Losses”) which Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) any breach of the representations and warranties made by Seller in or pursuant to this Agreement, or in any instrument, certificate or affidavit delivered by Seller at the Closing in accordance with the provisions of this Agreement;

(ii) any failure by Seller to carry out, perform, or otherwise fulfill or comply with any covenant, agreement, undertaking, or obligation under this Agreement or the TBA;

(iii) the Retained Liabilities;

(iv) without limiting clause (iii) above, any and all losses, liabilities or damages resulting from the litigation required to be listed on Schedule 4.13; or

(v) any suit, action or other proceeding brought by any governmental authority or other Person arising out of, or in any way related to, any of the matters referred to in Sections 9.2(i), 9.2(ii), 9.2(iii) or 9.2(iv).

9.3 Indemnification by Buyer. Subject to the survival provisions set forth in Section 9.1, Buyer agrees to indemnify and hold harmless Seller, its Affiliates, and their respective successors and assigns (individually a “Seller Indemnitee,” and collectively the “Seller Indemnified Parties”) from, against and in respect of any and all Losses, which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) any breach of the representations and warranties of Buyer contained in this Agreement or in any instrument, certificate or affidavit delivered by or on behalf of Buyer at the Closing in accordance with the provisions of this Agreement; and

(ii) any failure by Buyer to carry out, perform, or otherwise fulfill or comply with any covenant, agreement, undertaking, or obligation under this Agreement or the TBA;

(iii) the Assumed Liabilities;

(iv) the operation of the Station and the ownership of the Purchased Assets from and after the Closing (provided that the Seller Indemnified Parties shall not be entitled to indemnification hereunder with respect to claims made by Buyer under Section 9.2); or

(v) any suit, action or other proceeding brought by any governmental authority or Person arising out of, or in any way related to, any of the matters referred to in 9.3(i) , 9.3(ii), 9.3(iii) or 9.3(iv).

9.4 Indemnification Procedures.

(a) Notice of Third Party Claim. Any party making a claim for indemnification under Sections 9.2 or 9.3 (the “Indemnified Party”) will notify the party from whom indemnification is claimed (the “Indemnifying Party”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it by a third party. Such notice will describe the claim, the amount thereof (to the extent then known and quantifiable), and the basis therefor, in each case to the extent known to the Indemnified Party. The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under Sections 9.2 or 9.3, as the case may be, except to the extent that such failure actually prejudices the Indemnifying Party.

(b) Assumption of Defense. With respect to any third party claim which gives rise or is alleged to give rise to a claim for indemnity under Sections 9.2 or 9.3 and which involves only the payment of money damages to such third party and which does not concern any Licenses, the Indemnifying Party, at its option (subject to the limitations set forth below), will be entitled to control and assume responsibility for the defense of such claim and to appoint a competent and reputable counsel reasonably acceptable to the Indemnified Party to act as lead counsel of such defense. Prior to the Indemnifying Party’s assuming control of such defense, the Indemnifying Party must first furnish the Indemnified Party with evidence which, in the Indemnified Party’s reasonable judgment, establishes that the Indemnifying Party is and will be able to satisfy any such liability.

(c) Limits of Assumption of Defense. An Indemnifying Party’s rights under Section 9.4(b) will be subject to the following additional limitations:

(i) with respect to any claim the defense of which the Indemnifying Party has assumed, the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel will be borne by the Indemnified Party (except that the reasonable fees and expenses of such separate counsel incurred prior to the date the Indemnifying Party effectively assumes control of such defense will be borne by the Indemnifying Party);

(ii) the Indemnifying Party will not be entitled to assume (or retain, as applicable) control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, (B) the Indemnified Party reasonably concludes in good faith that, in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Indemnifying Party to represent the Indemnified Party, (C) the Indemnified Party reasonably believes in good faith that an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects (or, in the case of a claim by the Buyer, a Station’s or a Company’s reputation or business prospects), or (D) upon the Indemnifying Party failing to vigorously prosecute or defend such claim in good faith or failing to begin such prosecution or defense in a timely manner; and

(iii) if the Indemnifying Party assumes control of the defense of any such claim, then the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement of such claim, if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim.

If the Indemnifying Party has the right to, but does not, assume control of the defense of any claim in accordance with this Section 9.4, then the Indemnifying Party may nonetheless participate (at its own expense) in the defense of such claim and at the Indemnifying Party’s request the Indemnified Party will consult in a reasonable manner with the Indemnifying Party in respect of such defense. As used in this Article IX, the term “settlement” refers to any settlement, compromise, consent or similar decree, or election to permit default judgment to be entered, in respect of any claim.

9.5 Remedies

(a) The indemnification provisions of this Article IX are the sole and exclusive post-Closing remedy of Buyer and Seller for a breach or nonperformance of any representations, warranties or covenants contained in this Agreement or in any related agreement, document, instrument or certificate (other than (i) the rights and remedies contained in the TBA, which shall be deemed non-exclusive herewith, (ii) in the case of fraud, and (iii) rights to seek specific performance).

(b) Except with respect to Environmental Liabilities arising from Environmental Conditions at any Off-Site Location existing as of the Closing, Buyer hereby agrees that its sole and exclusive remedy against Seller with respect to any and all Environmental Liabilities or losses arising under or related to any Environmental Law or any Hazardous Materials, including statutory, common law or equitable claims, in connection with the operation of the Station or the Purchased Assets, shall be the indemnity for breach of the representation and warranty set forth in Section 4.21. Except with respect to the remedy referred to in the preceding sentence and except with respect to Environmental Liabilities arising from Environmental Conditions at any Off-Site Location existing as of the Closing, Buyer waives, to the fullest extent permitted under applicable law, and forever releases the Seller, in connection with the operation of the Station and the Purchased Assets, for any and all Environmental Liabilities or losses arising under or related to any Environmental Law or any Hazardous Materials, including losses arising under statutory, common law or equitable claims.

9.6 Certain Limitations of Liability. Any provision of this Agreement to the contrary notwithstanding, the Seller shall have no obligation to indemnify any Buyer Indemnified Parties for any Losses suffered or incurred by the Buyer Indemnified Party for a breach of the representations or warranties of Seller made under this Agreement or in any instrument, certificate or affidavit delivered by or on behalf of Seller under this Agreement (a) until such Losses exceed an aggregate deductible of Sixty Three Thousand Seven Hundred and Fifty Dollars ($63,750.00) (the “Indemnity Deductible”) (after which point the Seller shall be obligated to indemnify Buyer from and against all Losses in excess of the Indemnity Deductible), and (b) to the extent such Losses exceed the sum of Three Million Seven Hundred and Fifty Thousand Dollars ($3,750,000.00); provided that such limitations shall not apply to Losses related to breaches of representations and warranties contained in Sections 4.2, 4.5, 4.14, 4.18, 4.20 and 4.21.

9.7 Determination of Loss and Amount. In view of the limitation set forth in Section 9.6(a), for purposes of determining whether any Loss has occurred, or the amount of such Loss, the representations, warranties, covenants and agreements of the parties set forth in this Agreement will be considered without regard to any materiality qualification set forth therein.

9.8 Survival. Notwithstanding any other provision to the contrary in this Agreement, this Article IX shall survive termination of this Agreement without limitation.

ARTICLE X

FURTHER AGREEMENTS

10.1 Event of Loss. If prior to Closing the Station shall suffer an Event of Loss, at Closing, Seller shall assign to Buyer all its rights under any insurance and all proceeds of insurance (excluding business interruption proceeds for periods prior to the Closing Date) covering the property damage, destruction or loss not repaired, replaced or restored prior to Closing.

10.2 Station Employees. Immediately prior to the Adjustment Time Seller shall terminate all of its employees except the General Manager of the Station, and Seller shall be responsible for and shall pay any and all severance obligations and earned and accrued vacation owed to such terminated employees (provided that Buyer shall retain all obligation to provide “continuation coverage” within the meaning of Section 4980B(f) of the Code, Sections 601-609 of ERISA, and any similar local law). Buyer shall, effective as of the Adjustment Time, offer employment to all employees of Seller except the General Manager of the Station, upon terms substantially consistent with their respective current employment with Seller, or, if applicable, pursuant to the terms and provisions of such employees’ respective employment agreements as listed on Schedule 1.2. Any notification required by any federal, state or local law governing mass layoffs or terminations, including without limitation the federal Worker Adjustment and Retraining Notification Act of 1988, shall be given by Seller. Compliance with all such laws shall be Sellers’ sole responsibility and liability. Seller shall indemnify, defend and hold Buyer harmless from and against all liabilities, claims and causes of action (including, without limitation, reasonable attorney fees and other legal costs and expenses) arising out of the violation, or alleged violation, of any such laws, any other employment laws or otherwise arising out of any such termination of any of the employees.

10.3 Bulk Transfer. Buyer and Seller hereby waive compliance with the Bulk Transfer provisions of the Uniform Commercial Code and all similar laws. Except for the Assumed Liabilities, Seller shall promptly pay and discharge when and as due all liabilities and obligations arising out of or relating to Seller’s ownership and operation of the Station prior to Closing and its sale of the Station to Buyer. Except for the Assumed Liabilities, Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against any and all liabilities, losses, costs, damages or causes of action (including, without limitation, reasonable attorney fees and other legal costs and expenses) arising out of or relating to claims asserted against Buyer pursuant to the Bulk Transfer provisions of the Uniform Commercial Code of Texas or any similar law.

10.4 Non-Solicitation

(a) Seller agrees that neither Seller nor its Affiliates will, directly or indirectly, for a period of three (3) years from and after the Closing Date, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person who is employed in the operation of the Station on the date hereof (other than those persons who are not offered employment by Buyer on or about the Adjustment Time on substantially the same terms as the terms of employment such persons have with Seller as of the date hereof), or induce or attempt to induce any customer or other business relation of the Station to cease doing business with Buyer or the Station.

(b) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10.4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.5 Rescission of Agreement. If the Closing occurs prior to a Final Order, and prior to becoming a Final Order, the FCC Consent is reversed or otherwise set aside, and there is a final order of the FCC (or court of competent jurisdiction) requiring the re-assignment of the Licenses to Seller, then Seller and Buyer agree that the purchase and sale of the Purchased

Assets shall be rescinded. In such event, Buyer shall reconvey to Seller the Purchased Assets, and Seller shall repay to Buyer the Purchase Price and reassume the Assumed Contracts and the Assumed Liabilities assigned and assumed by Buyer at Closing. Any such rescission shall be consummated on a mutually agreeable date within thirty (30) calendar days of such final order (or, if earlier, within the time required by such order). In connection therewith, Buyer and Seller shall each execute such documents (including execution by Buyer of instruments of conveyance of the Purchased Assets to Seller and execution by Seller of instruments of assumption of the Assumed Contracts and the Assumed Liabilities assigned and assumed at Closing) and make such payments (including repayment by Seller to Buyer of the Purchase Price) as are necessary to give effect to such rescission.

ARTICLE XI

TERMINATION; MISCELLANEOUS

11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, as follows:

(a) by mutual written agreement of Seller and Buyer; or

(b) at any time on or after December 31, 2004, if the transactions contemplated hereby have not yet been consummated,

(i) by Seller, by written notice to Buyer, if each condition set forth in Article VII has been satisfied (or will be satisfied by the delivery of documents by the parties prior to the Closing) or waived in writing on such date and Buyer has nonetheless failed to consummate the transactions contemplated hereby; or

(ii) by Buyer, by written notice to Seller, if each condition set forth in Article VIII has been satisfied (or will be satisfied by the delivery of documents by the Parties prior to the Closing) or waived in writing on such date and Seller has nonetheless failed to consummate the transactions contemplated hereby; or

(c) by Buyer, if Buyer is not then in material breach of this Agreement or the TBA and Seller is then in material breach of this Agreement or the TBA, and such breach remains uncured for fifteen (15) days after receipt of written notice thereof from Buyer; or

(d) by Seller, if Seller is not then in material breach of this Agreement or the TBA and Buyer is then in material breach of this Agreement or the TBA, and such breach remains uncured for fifteen (15) days after receipt of written notice thereof from Seller; or

(e) by Buyer or Seller upon termination (other than in connection with Closing) of the TBA in accordance with the terms thereof; or

(f) by Buyer or Seller, by written notice to the other, at any time after June 30, 2005, provided the party seeking to terminate this Agreement is not in material breach of this Agreement or the TBA.

11.2 Rights on Termination; Waiver.

(a) If this Agreement is terminated pursuant to Section 11.1(a), 11.1(e) (and neither party is in material default under the TBA), or 11.1(f), all further obligations of the parties under or pursuant to this Agreement shall immediately terminate without further liability of any party to the other and the initial payment of One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000.00) made pursuant to Section 2.2(a) hereof shall be returned promptly to Buyer.

(b) If this Agreement is terminated (or terminable in the case of clause (i) below) by Buyer pursuant to Sections 11.1(b)(ii), 11.1(c), or pursuant to Section 11.1(e) (and Seller is in material default under the TBA), then Buyer shall be entitled to (i) pursue the legal remedy of specific performance (in lieu of terminating this Agreement), or (ii) claim and be paid by Seller as its sole liquidated damages hereunder and under the TBA, a return of the initial payment of One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000.00) made pursuant to Section 2.2(a) hereof, plus an amount equal to its direct and actual damages, not to exceed the sum of One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000.00).

(c) If this Agreement is terminated by Seller pursuant to Sections 11.1(b)(i), 11.1(d), or pursuant to Section 11.1(e) (and Buyer is in material default under the TBA), then Seller shall be entitled to claim and be paid as its sole liquidated damages hereunder and under the TBA, the sum of One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000.00), which payment shall be satisfied by Seller retaining the initial payment described in Section 2.2(a).

(d) The parties agree that the liquidated damages provided in Sections (b) and (c) above are intended to limit the claims that a non-defaulting party hereto may have against a defaulting party hereto in the circumstances described therein. The parties acknowledge and agree that the liquidated damages provided in such Sections bear a reasonable relationship to the anticipated harm, which would be caused by a breach of this Agreement and the TBA. The parties further acknowledge and agree that the amount of actual loss caused by a breach of this Agreement is incapable and difficult of precise estimation and that there would not be a convenient and adequate alternative to liquidated damages hereunder.

11.3 Further Assurances. From time to time after the Closing Date, upon the reasonable request of Buyer, Seller shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as Buyer may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to Buyer to any of the Purchased Assets. Seller agrees to cooperate with Buyer in all reasonable respects to assure to Buyer the continued title to and possession of the Purchased Assets in the condition and manner contemplated by this Agreement; provided, however, Seller shall not be required to spend additional sums of money other than incidental expenses.

11.4 Survival. The obligations to indemnify contained in Article IX hereof, the agreements contained herein and, as limited by Article IX hereof, shall survive the Closing and the consummation of the transactions contemplated by this Agreement, and any dissolution, merger or consolidation of Buyer or Seller and shall bind the legal representatives, assigns and successors of Buyer and Seller.

11.5 Entire Agreement; Amendment; Waivers. This Agreement, the TBA and the documents required to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, unless otherwise expressly provided.

11.6 Expenses. Except as otherwise specifically provided herein, whether or not the transactions contemplated by this Agreement are consummated, each of the parties shall pay the fees and expenses of its respective counsel, accountants and other experts incident to the negotiation, drafting and execution of this Agreement, the TBA and consummation of the transactions contemplated hereby.

11.7 Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by Buyer and Seller and its respective proper successors and permitted assigns. This Agreement (and any rights, obligations or liabilities hereunder) may not be assigned or delegated in whole or in part by any party without the prior written consent of the other party; provided, however, that Buyer may, without such consent, (a) prior to the Closing, (i) assign any or all of its rights and any claims under this Agreement to one or more of its creditors, or (ii) assign any or all of its rights and interests hereunder to one or more of its Affiliates, provided further, however, that in such case (x) the representations and warranties of Buyer hereunder shall be true and correct in all material aspects as applied to the assignee, (y) both Buyer and the assignee shall execute and deliver to Seller a written instrument in form and substance satisfactory to Seller within its reasonable judgment in which both Buyer and the assignee agree to be jointly and severally liable for performance of all of Buyer’s obligations under this Agreement, and (z) Buyer and the assignee shall deliver such other documents and instruments as reasonably requested by Seller, including appropriate certified resolutions of the boards of directors of Buyer and the assignee; and (b) after the Closing, assign any or all of its rights and any claims under this Agreement to any other Person. In the event Buyer assigns its rights hereunder pursuant to this Section 11.7, Seller shall reasonably cooperate with Buyer and its assignee to consummate the transactions contemplated hereby with such assignee.

11.8 Confidentiality.

(a) Buyer agrees that prior to Closing, Buyer and its Affiliates, respective agents and representatives shall only use for its or their own benefit (except when required by law, rule or regulation and except for use in connection with Buyer’s financing of the transaction and Buyer’s investigation of the Station and its assets in connection with this Agreement), and shall hold in strict confidence and not disclose (unless required under applicable laws or pursuant to a duly issued subpoena), (i) any data or information relating to Seller, its Affiliates, or the

Station obtained from Seller or any of its directors, officers, employees, agents or representatives in connection with this Agreement, or (ii) any data and information relating to the business, customers, financial statements, conditions or operations of the Station which is confidential in nature and not generally known to the public (clauses (i) and (ii) together, “Seller’s Information”). If the transactions contemplated in this Agreement are not consummated for any reason, Buyer shall return to Seller all data, information and any other written material obtained by Buyer from Seller in connection with this transaction and any copies, summaries or extracts thereof, and shall refrain from disclosing any of Seller’s Information to any third party or using any of Seller’s Information for its own benefit or that of any other person, other than in connection with the filing of tax returns applicable to the Purchased Assets.

(b) Seller agrees that Seller and its Affiliates, agents and representatives shall only use for its or their own benefit (except when required by law, rule or regulation and except for use in connection with their investigations and review of Buyer in connection with this Agreement), and shall hold in strict confidence and not disclose (unless required under applicable laws or pursuant to a duly issued subpoena or in connection with obtaining any required third party consents or approvals or filing any tax returns), (i) any data or information, relating to Buyer or its Affiliates obtained from Buyer, or from any of its directors, officers, employees, agents or representatives, in connection with this Agreement, or (ii) any data and information relating to the business, customers, financial statements, conditions or operations of the Station or the Buyer (including, without limitation, of the Station’s operations under the TBA) which is confidential in nature and not generally known to the public (clauses (i) and (ii) together “Buyer’s Information”). If the transactions contemplated in this Agreement are not consummated for any reason, Seller shall return to Buyer all data, information and any other written material obtained by Seller from Buyer in connection with this transaction and any copies, summaries or extracts, thereof and shall refrain from disclosing any of Buyer’s Information to any third party or using any of Buyer’s Information for its own benefit or that of any other person other than in connection with the filing of tax returns.

(c) Notwithstanding any other provision to the contrary herein, the provisions of this Section 11.8 shall survive the termination of this Agreement.

11.9 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given (i) on the date of personal delivery to an officer of the other party, or (ii) if sent by telecopy or facsimile machine to the number shown below, on the date of such confirmed facsimile or telecopy transmission, or (iii) when properly deposited for delivery by commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, on the date that is two days after the date set forth in the records of such delivery service or on the return receipt and addressed as follows, unless and until either of such parties notifies the other in accordance with this Section of a change of address or change of telecopy number:

If to Buyer:	Nexstar Broadcasting, Inc. 909 Lake Carolyn Parkway Suite 1450 Irving, TX 75039 Attention: Perry Sook Telecopy No.: 972-373-8888
With a copy to (which shall not constitute notice to Buyer):
Kirkland & Ellis LLP 153 East 53rd Street New York, NY 10022 Attention: Drew Grabel, Esq. Telecopy No.: 212-446-4900

If to Seller:	T. E. Kimbell President and CEO Jewell Television Corporation 15851 Dallas Parkway Suite 600 Addison, TX 75001
With a copy to (which shall not constitute notice to Seller):

Brian D. Weimer, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, NW. Washington, DC 20005 Telecopy: 202-661-9042

11.10 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission, and any such counterpart executed and delivered via facsimile transmission shall be deemed an original for all intents and purposes. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

11.11 Income Tax Position. Neither Buyer nor Seller shall take a position for income tax purposes which is inconsistent with this Agreement; provided, however that nothing contained herein shall require Buyer or Seller to contest or litigate in any forum any proposed deficiency or adjustment by any taxing authority or agency that may challenge the manner in which the transactions under this Agreement are treated.

11.12 Severability. If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid, or unenforceable, the remainder of this

Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

11.13 No Reliance. Except for (i) successors and any assignees permitted by Section 11.7 of this Agreement and (ii) lenders (and their successors and assigns) providing financing for the consummation of the transactions contemplated by this Agreement:

(a) no third party is entitled to rely on any of the representations, warranties or agreements of Buyer or Seller contained in this Agreement; and

(b) Buyer and Seller assume no liability to any third party because of any reliance on the representations, warranties or agreements of Buyer and Seller contained in this Agreement.

11.14 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party which itself or through its agent prepared the same, it being agreed that the agents of each party have participated in the preparation hereof.

11.15 Saturdays, Sundays and Legal Holidays. If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled business day.

11.16 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Texas, without regard to the conflict of law principles thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“BUYER”

NEXSTAR BROADCASTING, INC.

By:	/s/ Perry Sook
	Name:	Perry Sook
	Title:	Chief Executive Officer

“SELLER”

JEWELL TELEVISION CORPORATION

By:	/s/ Tedford Kimbell
	Name:	Tedford Kimbell
	Title:	President & CEO